UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 15, 2024

Transcat, Inc.
(Exact name of registrant as specified in its charter)
Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(585) 352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

To the extent required by Item 1.01 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 15, 2024, Transcat, Inc. (the “Company” or “Transcat”) acquired Becnel Rental Tools, LLC, a privately-held Louisiana limited liability company (“Becnel”), pursuant to an Agreement and Plan of Merger (the “Agreement”), by and among the Company, Becnel, Becnel Rental Tools, LLC (the “Merger Subsidiary”), and Jason Becnel and Mark Becnel (Messrs. Becnel collectively, the “Members”). Becnel is an ISO 9001:2015 certified provider of rental tools and services primarily utilized in the decommissioning and maintenance of oil wells. Prior to this transaction, there were no material relationships between the Merger Subsidiary, Becnel, or the Members and Transcat or its affiliates, or any director or officer of Transcat, or any associate of any such director or officer.

Pursuant to the Agreement, the Company acquired Becnel for approximately $50.0 million (the “Acquisition”), consisting of a combination of (i) $17.5 million in cash and (ii) approximately $32.5 million of the Company’s common stock, par value $0.50 per share (“Common Stock”), or 301,707 shares of Common Stock. Of the Acquisition consideration, approximately $1.5 million in cash and approximately $1.0 million in shares of Common Stock, or 9,283 shares, are subject to certain customary holdback provisions. The Company issued the Common Stock in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Under the Agreement, the Members and certain of Becnel’s employees who received shares of Common Stock in connection with the Acquisition entered into customary lock-up agreements pursuant to which they agreed not to sell or otherwise dispose of the Common Stock until 180 days after the shares of Common Stock have been registered under the Securities Act. The Agreement contains various representations, warranties, covenants and indemnification of the parties that are customary for a transaction of this nature.

Also on April 15, 2024, the Company, the Members, and certain of Becnel’s employees entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company agreed to register for resale the shares of Common Stock issued pursuant to the Agreement under the Securities Act. The Company agreed to file a registration statement under the Securities Act within 60 days of the closing, or June 14, 2024, to register the shares of Common Stock for resale and to have the registration statement declared effective by the Securities and Exchange Commission (the “SEC”) five trading days after the SEC notifies the Company that the registration statement will not be reviewed or is not subject to further review.

The foregoing summary of the Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of those agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 15, 2024, the Company issued a press release announcing the Acquisition. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated April 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: April 15, 2024	By:	/s/ James M. Jenkins
James M. Jenkins
Chief Legal and Corporate Development Officer